Exhibit 23

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of BioRestorative Therapies, Inc. (the “Company”) on Form S-8 (File Nos. 333-196299, 333-203310, 333-210555, 333-214621, 333-228434 and 333-233309) of our report dated April 29, 2021 with respect to our audit of the consolidated financial statements of BioRestorative Therapies, Inc. and Subsidiary as of December 31, 2020 and 2019 and for the years then ended, which report is included in this Annual Report on Form 10-K of BioRestorative Therapies, Inc. for the year ended December 31, 2020.

/s/ Friedman LLP
Friedman LLP
Marlton, New Jersey
April 29, 2021